Exhibit 99.1

PhotoMedex Appoints Christina L. Allgeier Chief Financial Officer

MONTGOMERYVILLE, Pa.--(BUSINESS WIRE)--November 5, 2009--PhotoMedex, Inc. (Nasdaq: PHMD) today announced that Christina L. Allgeier has been promoted to the post of Chief Financial Officer of PhotoMedex, Inc., effective November 4, 2009. Ms. Allgeier is a Certified Public Accountant with significant SEC experience and joined the Company as Corporate Controller in December 2002, when PhotoMedex acquired Surgical Laser Technologies.

PhotoMedex’s President and CEO, Dennis M. McGrath, commented, “Christina has been a true asset to the management team. This appointment not only recognizes Christina’s past contributions but, even more significantly, it expresses our confidence in her ability to assist us in successfully navigating PhotoMedex into a substantially larger, more diverse healthcare player.”

About PhotoMedex

PhotoMedex develops proprietary excimer laser and fiber optic systems and techniques directed toward dermatological applications, with FDA 510(k) clearances to market the XTRAC® laser system for the treatment of psoriasis, vitiligo, atopic dermatitis and leukoderma. The Company also develops and markets products based on DNA Repair enzymes and its patented, clinically proven Copper Peptide technology for skin health, hair care and wound care. PhotoMedex sells directly to dermatologists, plastic and cosmetic surgeons, and salons. ProCyte brands include Neova®, Ti-Silc®, VitalCopper®, Simple Solutions® and AquaSanté®. PhotoMedex also develops, manufactures and markets medical laser products and services.

In addition, as a result of the recent merger with PhotoTherapeutics, PhotoMedex now researches, develops and manufactures non-laser light devices for the treatment of clinical and aesthetic dermatological conditions and adds the Omnilux™ products to its portfolio. The Omnilux products incorporate a new technology based on narrowband Light Emitting Diodes (LEDs) to treat a wide range of dermatological conditions including acne, photodamage, and skin rejuvenation.

This press release includes forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations and beliefs and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements.

CONTACT:
Lippert/Heilshorn & Associates, Inc.
Kim Sutton Golodetz (investors)
212-838-3777
Kgolodetz@lhai.com
Bruce Voss, 310-691-7100
Bvoss@lhai.com
or
PhotoMedex, Inc.
Dennis McGrath, CFO
215-619-3287
info@photomedex.com